Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ConAgra Foods, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-4 of ConAgra Foods, Inc. of our report dated July 28, 2006, except for the effects of reclassifying the branded deli meats business to discontinued operations and the classification of the assets and liabilities of the oat milling business as held for sale, as described in note 2 of the Notes to Consolidated Financial Statements, as to which the date is November 16, 2006, with respect to the consolidated balance sheets of ConAgra Foods, Inc. and subsidiaries as of May 28, 2006, and the related consolidated statements of earnings, comprehensive income, common stockholders’ equity, and cash flows for the year ended May 28, 2006, which report appears in the Current Report on Form 8-K filed by ConAgra Foods, Inc. on November 20, 2006. We also consent to the incorporation by reference in this registration statement on Form S-4 of ConAgra Foods, Inc. of our reports on financial statement Schedule II as of and for the year ended May 28, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of May 28, 2006 and the effectiveness of internal control over financial reporting as of May 28, 2006, which reports appear in the Annual Report on Form 10-K of ConAgra Foods, Inc. for the fiscal year ended May 28, 2006 and to the references to our firm under the headings “Summary Historical Consolidated Financial Data” and “Experts” in the registration statement.

/s/ KPMG LLP

Omaha, Nebraska

March 13, 2007